                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT


         THIS AGREEMENT made as of the 18th day of February, 1998 between UNIVERSAL FOREST PRODUCTS SOUTHWEST COMPANY, INC., a Michigan corporation of 2801 East Beltline, N.E., Grand Rapids, Michigan 49525 (the "Buyer"), and ADVANCED COMPONENT SYSTEMS, INC., T.F. INVESTMENTS, L.L.C., and F.T.G. LEASING, INC. (individually, "Advanced," "TFI," and "FTG," collectively the "Seller"). This Agreement is based upon the following:

         1. Seller is in the business of designing, engineering, manufacturing, and/or selling various building materials and components, including but not limited to wood trusses and similar products, from its facility located in Lafayette, Colorado (the "Business").

         2. Buyer desires to purchase from Seller substantially all of Seller's assets used in connection with the Business, on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS. On the Closing Date, as hereinafter defined (or on such later date as may be explicitly provided in this Section 1), Seller shall sell, transfer, and convey to Buyer, free and clear of all liens and encumbrances (other than those arising under the Assumed Liabilities, as hereafter defined), by appropriate bill of sale, assignment, and/or other instrument, all of the following (the "Purchased Assets"):

                  A. All machinery, equipment, furniture, tools, and similar property, used or useable in connection with the Business, including but not limited to the property described on Appendix 1.A, (the "Machinery and Equipment"), together with an assignment of all warranties related to such property.

                  B.       All accounts receivable (the "Accounts").

                  C. All inventory (including raw materials, work-in-process, finished goods, and connector plates) (the "Inventory") and supplies, together with an assignment of all warranties related to such property.

                  D. Customer lists, vendor lists, price lists, job costing software and hardware, customer order files, blueprints, and drawings, and similar property, but only to the extent owned and transferable by Seller.

                  E. All contract rights, general intangibles, claims and similar property (the "Contract Rights"), to the extent owned and transferable.

                  F. Patents, trademarks, applications for same, and similar property.

                  G.       The name "Advanced Component Systems, Inc."

                  H. All telephone and facsimile numbers owned by or assigned to the Seller.

                  I. Buyer desires to acquire the real estate located in Boulder County, Colorado and generally known as 1201 South Boulder Road, Lafayette, CO 80026 and the improvements and fixtures thereon ( the "Real Estate"). TFI shall sell, transfer, and convey the Real Estate to Buyer under separate Commercial Contract to Buy and Sell Real Estate in the form attached hereto as Appendix 1.I. ("Real Estate Contract") and which shall be executed by Buyer and TF at Closing (defined below). The purchase price for the Real Estate shall be as agreed by the parties by no later than March 31, 1998; provided that if the parties are unable to agree, the purchase price for the Real Estate shall be the fair market value of the Real Estate as determined prior to Closing by an MAI appraiser agreed to by the parties by no later than April 3, 1998; provided further that if the parties are unable to agree to an appraiser, the purchase price shall be the fair market value as determined in the appraisal of the Real Estate by William James completed in 1996.

                  J.       Utility deposits.

                  K. Business licenses, if any, which may have been issued to Seller to the extent transferable.

                  L. All permits, business licenses, and similar property, to the extent transferable.

                  M. All other assets owned by or in the possession of Seller and used or usable in connection with the Business, excepting only cash and certain other assets listed on Appendix 1.M; provided that the parties may further agree in writing prior to Closing to additions to Appendix 1.M.

         2.       ASSUMED LIABILITIES.

                  A.        Buyer agrees to assume or pay:

                           (i) Post-closing invoices for Inventory and supplies ordered by Seller in the ordinary course of business, but not yet received by Seller as of the Closing;

                           (ii) Seller's customer orders entered in the ordinary course of business; and

                           (iii)     The obligations arising under any
                                     agreements assumed as provided in Section
                                     2.B. (the "Assumed Liabilities").

                           Other than as expressly set forth in this Section 2, Buyer assumes no liabilities of Seller relating to or arising out of Seller's operation of the Business prior to the Closing Date.

                  B. Within fourteen (14) days of execution of this Agreement, Seller shall make available for inspection and review by Buyer executory contracts (not including customer orders) and leases, and shall deliver to Buyer a written summary of all such contracts and leases. Buyer shall advise Seller in writing, not more than fourteen (14) days after receipt of such summary, of its intention to assume or reject each such obligation. Any obligation properly disclosed by Seller as provided in this
                           Section 2.B. and not rejected by Buyer within fourteen (14) days of disclosure as above provided shall be deemed assumed by Buyer.

                  C. Within fourteen (14) days of execution of this Agreement, TFI shall deliver to Buyer for its inspection and review a copy of a title commitment issued by First America Heritage Title Insurance Company and a copy of the November 6, 1996 survey of the Real Estate showing improvements, easements, and the metes and bounds description of the Real Estate, and a certification of Seller as to any new improvements or easements from the date of the survey to the date of its delivery to Buyer.

         3. PURCHASE PRICE AND PAYMENT. In exchange for the transfer by Seller to Buyer of the Purchased Assets, Buyer will pay to Seller at Closing (or later if provided hereinbelow) the sum of the following (the "Purchase Price"):

                  A. Seventeen Million Five Hundred Ten Thousand Dollars ($17,510,000.00);

                  B.       The face value of the Accounts as of the Closing
                           Date;

                  C. The value of Inventory calculated as follows: (i) commodity lumber materials in the possession of Seller and work in process shall be valued as of the day prior to Closing, at the lower of cost or market (with market determined by the most current Random Lengths published prior to Closing, plus an applicable freight adder), on an item-by-item basis;
                           (ii) non-commodity wood inventory in the possession of Seller, at the lower of cost or market (with market determined by the price quote for each type of inventory by the seller of such inventory on the business day immediately preceding Closing); (iii) prepaid inbound commodity lumber material, metal hangers and connector plates, and other non-commodity material as described on attached Appendix 3.C., whether in Seller's possession or prepaid inbound, shall be valued at cost; (iv) finished goods (which are completed but not yet shipped) shall be valued at 75% of net selling price to the customer. For purposes of this subsection, net selling price shall mean the invoice price less payment discounts, rebates, promotions, and all similar credits to the customer; and commodity lumber shall mean those types of wood material which are included within Random Lengths pricing.

                  That portion of the Purchase Price attributable to Inventory shall be reserved by Buyer, and shall be paid (in whole or in part) to Seller thirty (30) days after the Closing Date, after deducting prompt payment discounts actually taken from the Accounts. That portion of the amount described in Section 3.A. attributable to the Real Estate (as the parties may agree) shall be paid on June 2, 1998 upon delivery to Buyer of the deed and title insurance to the Real Estate.

         4. NON-COMPETITION AND EMPLOYMENT AGREEMENTS. In consideration of a portion of the Purchase Price and the payments separately provided in the Non-Competition and Employment Agreements, including the incentive compensation, Seller shall cause Stephen Anderson, Jeff Higgs, and Brian Volkman to each deliver to Buyer Non-Competition and Employment Agreements at Closing, in substantially the form set forth in Appendix 4. Advanced shall also agree to not compete with Buyer for five
                  (5) years and within five hundred (500) miles of any of Buyer's locations. The parties acknowledge and agree that the value of the assets purchased hereunder is enhanced by such Non-Competition and Employment Agreements, and that delivery of same is an integral part of this Agreement.

         5.       CLOSING AND PRE-CLOSING INSPECTION.

                  A. The Closing of the transaction contemplated by this Agreement (the "Closing") shall be held at a time and place which are mutually agreeable to the parties, but in no event later than April 30, 1998 (the "Closing Date"). At the Closing, the parties to this Agreement will execute and deliver to each other the instruments, documents, certificates, and payments provided for herein.

                  B. Immediately prior to Closing, at times agreed by the parties, Buyer shall be permitted to conduct a final physical inspection and inventory of the Purchased Assets and the Real Estate.

         6.       DELIVERIES AT CLOSING.

                  A. Seller's Deliveries. At the Closing, or later if explicitly provided in this Section 6, Seller shall execute, acknowledge, and deliver to Buyer:

                           (1) A duly executed bill of sale which transfers and conveys title to the Purchased Assets other than the Real Estate (free and clear of all liens and encumbrances other than those arising under the Assumed Liabilities) to Buyer.

                           (2) A certificate of title endorsed to Buyer with respect to each vehicle and trailer which is, or is required to be, titled, with an appropriate lien release for each certificate, if any lien is noted on such certificate.

                           (3) The Real Estate Contract and a Lease of the Real Estate for the period of time from the Closing to June 2, 1998, in the form attached as Appendix 6.A.(3) the ("Lease").

                           (4)      To the extent assumed by Buyer:

                                    (i)  Assignments of any leases for
                                         Machinery and Equipment; and

                                    (ii) Assignments of any Contract Rights to
                                         the extent assignable.

                           (5)      "No lien certifications" as follows:

                                    (i) Colorado Uniform Commercial Code
                                    searches (certified through the Closing
                                    Date, or the latest date prior to the
                                    Closing Date to which the Secretary of State will so certify, the "Certification Date") and, to the extent liens are disclosed by such searches, originally executed lien termination statements or discharges, or a payoff statement and instructions from any creditor holding a lien, with respect to each and every lien described in such searches, other than a lien arising under an Assumed Liability.

                                    (ii) In the event the Uniform Commercial
                                    Code searches are not dated through the
                                    Closing Date, Seller's certification that no liens were created or permitted between the Certification Date and the Closing Date.

                           (6) Evidence of the payment of all taxes which are a lien or claim, or both, against the Purchased Assets; or alternatively, a credit will be allowed against the Purchase Price for the accrual of such items through the Closing Date. With respect to sales and/or transfer taxes or levies on the Purchased Assets or the Real Estate, Seller shall pay one half (1/2) of such taxes or levies at Closing.

                           (7) Seller shall cause to be executed and delivered the Non-Competition and Employment Agreements.

                           (8) Certified copy of the Resolutions of the Boards of Directors of Advanced and FTG, and the consents of all Shareholders of

                                    Advanced and FTG, and the members of TFI, authorizing this transaction.

                           (9) Settlement statements and other customary Closing documents.

                  B. Buyer's Deliveries at Closing. At the Closing, Buyer shall execute, acknowledge, and deliver:

                           (1) That portion of the Purchase Price which is payable at Closing in cash or certified funds, cashiers check or wire transfer to Seller's designated account.

                           (2) One or more assumptions of liabilities under which Buyer assumes all of the Assumed Liabilities.

                           (3) Certified copy of the Resolution of the Board of Directors of UFPI and the Shareholder of Buyer, authorizing the transaction, the Real Estate Contract and the Lease.

                           (4) Certificates of Good Standing issued by the Michigan Secretary of State, and a certificate of Buyer's registration to do business in Colorado.

                           (5)      The Real Estate Contract and Lease.

                           (6) Settlement statements and other customary Closing documents.

         7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller (and each of them individually) represents, warrants and covenants with and to Buyer and shall certify to Buyer at Closing that:

                  A. Advanced and FTG are corporations, and TFI is a limited liability company, each of which is, duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full power to own property and to transact business as it is now being transacted. Each Seller has full authority of its Board of Directors or other managing power to enter into and perform this Agreement in accordance with its terms, without causing the breach or default of any obligation or commitment of each Seller to any other person. In addition, within fourteen (14) days of execution of this Agreement, each Seller shall obtain from its Shareholders or Members (as the case may be) and its Board of Directors or managing power written consents to and resolutions approving of the sale contemplated in this Agreement, and shall promptly provide copies of such consents and resolutions to Buyer.

                  B. Seller is not a party to any agreement, contract, or commitment, nor otherwise bound under any commitment or obligation, with or in favor of any other person or party which conveys to such person or party the right to purchase the Purchased Assets, or in the case of TFI, the Real Estate, other than sales of Inventory in the ordinary course of business.

                  C. Other than as described in Appendix 7.C., Seller's interest in the Purchased Assets will be transferred to Buyer at Closing free and clear of all liens, encumbrances, charges and adverse claims, contractual or otherwise, except for the Assumed Liabilities. Other than the Assumed Liabilities, Seller shall pay or make appropriate accruals so as to pay all of its liabilities in full as they fall due.

                  D. Other than as described in Appendix 7.D., there are no suits, actions, or proceedings pending, or to the best of Seller's knowledge and belief, threatened by any person or party, including actions by any governmental authority or agency, against or involving the Purchased Assets or the operation of the Business, and in the case of TFI, against or involving the Real Estate.

                  E. During the interim period between the signing of this Agreement and the Closing:

                           (1) Seller will continue to operate the Business and maintain the Purchased Assets and Real Estate in the same manner as Seller has operated the Business and maintained the Purchased Assets in the ordinary course, and shall not without first obtaining the written consent from Buyer enter into a new contract or renew an existing contract except for sales and purchases of Inventory in the ordinary course of business in accordance with ordinary business terms and prices. Notwithstanding the foregoing, if business necessity requires Seller to enter into an agreement before it can obtain Buyer's consent, Seller may do so subject to Buyer's right to refuse to assume any such contractual obligation.

                           (2) Seller will not commit any act which will materially impair the going concern value of the Business and Seller will not make any assignment or grant of security interest or other lien which will encumber the Purchased Assets. For purposes of this Section, the impairment shall be measured as if Seller is a stand-alone business, and the materiality of such impairment shall be based on Buyers method of valuing Seller.

                           (3) Inventory shall be in good and merchantable condition and be of the species, grade and quantities normally used in operation of the Business;

                           (4) Seller shall maintain its financial books and records in accordance with Generally Accepted Accounting Principles (GAAP). All assets, including the Inventory, shall be accounted for in accordance with GAAP;

                           (5) Since at least January 1, 1997, Seller has not transferred any fixed asset(s) in excess of the aggregate amount of One Hundred Thousand Dollars ($100,000.00), other than Inventory sold in the ordinary course of business.

                  F. Except as provided in Appendix 7.F., Seller has not received any notices (written or oral) from any third party alleging that Seller has violated any term of a lease or contract, nor has Seller received any notices from any governmental entity stating that it is or may be in violation of any statute, ordinance, regulation or governmental order related to the Purchased Assets and the Real Estate. To the best of Seller's knowledge, which shall include the knowledge of the Officers and Directors of Advanced, formed during the reasonable conduct of the ordinary course of business, Seller's records are materially true, accurate, complete and in compliance with all applicable laws and governmental orders, and Seller has materially complied with all laws, regulations, ordinances, and other legal requirements relating to the construction, development, and operation of the Business, including pollution or protection of the environment, including laws relating to emissions, discharges, releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

                  G. Seller has or will timely file all appropriate returns, and except as provided with regard to the sharing of sales and real estate transfer taxes and levies, has paid or shall pay prior to Closing, all personal property, income, withholding, sales, use, business activity, FICA, FUTA, unemployment, and all other taxes due prior to the Closing Date relating to the Purchased Assets and the operation of the Business.

                  H. All utility bills, including but not limited to gas, electric, telephone, fuel oil, water and sewer bills, and assessments shall be paid by Seller through Closing. Seller shall arrange with all utility providers to prepare cut-off statements as of the Closing Date to be billed to Seller. Buyer shall arrange for billing to be changed to Buyer after the Closing Date.

                  I. Seller shall make available for inspection and review by Buyer, as soon as possible after the date of this Agreement, but in no event later than fourteen

                           (14) days thereafter, copies of all agreements which constitute Contract Rights and all real estate leases.

                  J. Other than Rocky Mountain Business Brokers, whose fee shall be paid by Seller, Seller has not employed a broker or finder in connection with this transaction.

                  K. Seller has no knowledge or notice of any future loss of customers or future business or of any business conditions of Seller which may materially adversely affect the Business subsequent to the Closing Date.

                  L. Seller shall pay prior to Closing, or accrue for payment when due, all employee wages, benefits, profit sharing and/or pension benefits, vacation pay, workers compensation premiums, retirement agreements, employment agreements or any payment whatsoever accrued prior to the Closing Date and owed the employees. Seller will indemnify and hold Buyer harmless from any such claim made by any employee or former employee regarding the above listed items accruing prior to the Closing Date, including payment of costs and attorney's fees which Buyer may incur in defending such claim, provided that Buyer promptly tenders defense of such actions to Seller.

                  M. Other than ancillary activities of FTG and/or TFI, for at least the past five (5) years, the Business has been conducted only under the name "Advanced Component Systems, Inc."

                  N. Other than the individuals identified in Section 4 above, who shall enter into Non-Competition and Employment Agreements with Buyer, there are no present key employees who by competing alone with the Business within six (6) months after the Closing would materially reduce the value of the Business; provided, however, that if Buyer fails to hire or terminates any present employee of Seller, Seller makes no such representation concerning such employee.

                  O. Except as provided in Appendix 7.O., the Accounts are free from claims for credits, defects, and all other claims (other than early payment discounts, which are subject to Section 3). In the event any Account is subject to any such claim, or is not paid within one hundred twenty (120) days of invoice, Buyer may tender such Accounts to Seller and Seller shall reimburse Buyer for such claim or the value of such Account and actual costs incurred to attempt to collect such Account. Buyer shall cooperate with Seller regarding compliance with mechanics lien laws.

                  P. Seller will pay through the Closing Date when due all accrued but unpaid taxes which become due in the future, to the extent not otherwise paid through credits against the Purchase Price at Closing as may be agreed by the parties.

                  Q. Except for ANSI-TPI95 requirements, to the best of Seller's knowledge, its engineering, designs, drawings, plans and specifications used by the Business were in compliance with applicable code rules and regulations at the time used, but Seller makes no representation or warranty that products made post-closing according to such engineering, designs, drawings, plans and specifications are free from defect or non-compliance with code, nor that the engineering, designs, drawings, plans and specifications of its customers were or are free from defect or non-compliance with code.

         8.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF BUYER.

                  A. Buyer covenants that it will promptly proceed with and diligently pursue to conclusion, before one (1) day prior to the Closing Date, completion of all inspections, physical inventories, and audits of the Purchased Assets and Real Estate occupied by the Business that it deems necessary.

                  B. Buyer represents and warrants to Seller and shall certify to Seller at Closing that Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, has all necessary power to own properties and carry on its business as now owned and operated by it, and has full, complete, and unrestricted power and authority to enter into and consummate this Agreement. Within fourteen (14) days of this Agreement, Buyer shall obtain approval from its shareholder and the UFP Board of Directors to consummate the transaction contemplated by this Agreement.

         9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for claims arising under ERISA and state, Federal or local environmental law or regulation (which shall be subject to their own applicable statutes or limitations), the representations and warranties of the parties to this Agreement shall survive the Closing for a period of three (3) years, and the act of Closing shall not bar either party from bringing a claim against the other based upon breach of a representation or warranty. Any such claim shall be made within ninety (90) days of discovery of such claim.

         10.      CONDITION OF THE PURCHASED ASSETS.

                  A. Risk of Loss. The parties acknowledge that Buyer shall have no insurable interest, nor any duty to insure, the Purchased Assets and Real Estate prior to the Closing Date, and Seller shall have no such duty after the Closing to insure the Purchased Assets or the Real Estate, although TFI may insure the Real Estate during the Lease.

                  B. Damage. In the event of loss or damage to the Purchased Assets or Real

                           Estate by fire or other casualty between the date of this Agreement and the Closing, Seller shall immediately give notice of loss or damage to Buyer. Buyer shall have the right within ten (10) days after receiving such notice from Seller, to terminate this Agreement if the damage exceeds Two Million Dollars ($2,000,000.00) and is not insured, or whether insured or not, will result in substantial discontinuance of the Business for more than ten (10) consecutive days. If such loss is not insured and exceeds $500,000, Seller shall have the right to terminate this Agreement on 10 days written notice, unless Buyer agrees to Closing and deduct any unpaid portion from the Purchase Price at Closing. If neither Buyer nor Seller terminates this Agreement, then Buyer may elect to have Seller repair the damage or to waive the damage and take assignment of any insurance proceeds at Closing by giving notice of such election to Seller within thirty (30) days of receipt of Seller's notice of loss or damage or prior to Closing, whichever occurs first. If Buyer elects to have Seller repair the damage, such repairs shall be completed within ninety (90) days of such election, the Closing shall not be extended nor delayed and Buyer may withhold from the Purchase Price at Closing the unpaid cost of such repairs, as determined by Seller's property and casualty insurance carrier, and shall pay such amount to Seller upon timely completion of such repairs. If such repairs are not timely completed, Seller shall be paid that portion of such funds as are allocable to the cost of repairs then made but shall forfeit the balance of such funds necessary to complete such repairs.

         11. CONDITIONS PRECEDENT TO PERFORMANCE BY BUYER. The obligation of Buyer to consummate the sale contemplated by this Agreement is subject to the fulfillment, prior to Closing, of the following conditions, which Buyer may waive (which shall constitute a waiver of any claim by Buyer for breach of any waived condition) in writing:

                  A. Each of the representations and warranties of Seller shall be true and correct as though made again as of the Closing Date, and no representation or warranty shall be materially violated or breached by Seller prior to the Closing Date.

                  B. Seller shall have performed and complied with all covenants, agreements, obligations, and conditions required by this Agreement to be performed or complied with by Seller as of the Closing Date.

                  C. There shall be no material adverse change in the Purchased Assets, the Business or the Real Estate, and no encumbrance or lien upon title to the Purchased Assets or the Real Estate shall arise from the date of this Agreement to the Closing Date.

                  D. No action or proceeding to restrain, prohibit or declare illegal the transaction contemplated by this Agreement shall be pending or threatened. No order restraining or prohibiting the transaction contemplated by this Agreement shall be issued by any public authority, governmental agency or court. No attachment, garnishment, levy or lien shall be filed or shall be in effect regarding the transaction contemplated by this Agreement, the Purchased Assets, or the Real Estate; except that if there is such a garnishment, levy or lien not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), Buyer shall close this transaction provided Seller, at Seller's election, has either provided a payment and performance bond or reduced the Purchase Price in an amount equal to such garnishment, levy, or lien.

                  E. Seller shall have made the Business, the Purchased Assets and the Real Estate accessible to Buyer and its agents such that Buyer was able to undertake the inspections, physical inventories, audits and environmental assessments of the Purchased Assets and the Real Estate which it performs pursuant to this Agreement, or which it performs to verify the representations and warranties of Seller, including environmental inspection and audit to a degree deemed appropriate by Buyer.

                  F. The Non-Competition and Employment Agreements described in Section 4 delivered to Buyer at the Closing.

                  G. The consummation of the transaction contemplated by this Agreement will not violate any applicable anti-trust law or regulation, including Hart-Scott-Rodino. Seller shall timely make any filing, and provide any information necessary to such filing, at its expense, and Buyer shall cooperate with the Seller in prepaying any such filing and shall pay all filing fees imposed by the FTC or other governmental authorities, if any.

         12. CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER. The obligation of the Seller to consummate the sale contemplated by this Agreement is subject to the fulfillment, prior to Closing, of the following conditions, which Seller may waive in writing:

                  A. Each of the representations, covenants, and warranties of Buyer shall be true and correct as though made again as of the Closing, and no representation, covenant, or warranty shall be violated or breached by Buyer prior to the Closing Date.

                  B. Buyer shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer as of the Closing Date.


         13.      SELLER'S EMPLOYEES.

                  A. Seller shall terminate all employees prior to the Closing Date. All claims of such employees, including for wages, benefits, profit sharing, vacation pay, workers compensation benefits, retirement agreements, or any other claim whatsoever arising from work performed or incidents occurring before the Closing Date shall be the Seller's exclusive liability. Seller shall indemnify Buyer against any such claim, including costs and attorneys' fees incurred by Buyer in any defense thereof, provided Buyer promptly tenders defense of such claims to Seller.

                  B. Buyer shall have the opportunity to interview and select employees to be hired as of the Closing Date.

         14. BUYER'S RIGHT TO INSPECT AND AUDIT. Buyer shall have the right to inspect the Purchased Assets and audit the books and records of the company to verify their condition and the condition of the Purchased Assets, the Real Estate and the Business. All inspections, audits, and appraisals requested by Buyer shall be at Buyer's expense, and Buyer shall indemnify Seller for any costs of repair or replacement of any property damaged in such inspection. Seller shall give all reasonable assistance to Buyer, or Buyer's agents, in completing the inspections, audits and appraisals. Buyer shall not unreasonably interfere with the Business nor the employees of Seller. Additionally, Buyer shall have the right to conduct any environmental inspections of the Real Estate as it deems necessary. In the event that Buyer's inspection reveals contamination of the Real Estate, Buyer may request that Seller remediate the contamination pursuant to a plan of remediation acceptable to Buyer and at Seller's expense, but, if the estimated cost of cleanup exceeds One Hundred Thousand Dollars ($100,000.00), or the estimated time to complete such remediation exceeds sixty (60) days, either party may terminate this Agreement.

         15. BUYER'S TRANSITION TEAM. Immediately upon Seller's acceptance of this Agreement, and continuing thereafter until the Closing Date, Seller shall make its books, records, employees, officers and office space available to Buyer for the purpose of allowing Buyer to become familiar with all aspects of the Business, including Seller's customers, vendors, and trade practices; provided, however, that Buyer shall not unreasonably interfere with the Business, including Seller's customers, vendors and trade practices. Such availability shall be in addition to, and not in substitution for, Buyer's right to inspect and audit. Unless Closing occurs, no competitive use will be made by Buyer of any nonpublic information concerning Seller obtained during the transition, and all such information shall be treated strictly confidentially. Prior to contacting any customer or vendor of Seller, Buyer shall advise Seller of the names of such vendor and/or customer so as to allow Seller to apprise Buyer of any specific business issues with any such person and to allow Seller to make appropriate introductions of Buyer to such person.

         16.      INDEMNIFICATIONS AND GUARANTIES.

                  A. Seller and its Shareholders shall indemnify and hold Buyer and UFP harmless for any and all claims, demands, actions, suits, proceedings, damages, liabilities, costs, and expenses including reasonable attorney's fees which relate to the Business or any of its facilities arising prior to the Closing Date.

                  B. Buyer shall indemnify and hold Seller and its shareholders harmless for any and all claims, demands, actions, suits, proceedings, damages, liabilities, costs, and expenses including reasonable attorney's fees which relate to the Business or any of its facilities arising on or after the Closing Date.

                  D. Whenever Seller or Buyer is required by this Agreement to make payment or provide indemnity, or in the event of a breach of any warranty, representation or covenant of this Agreement, such obligation or liability shall be guaranteed by Seller's Shareholders and Members (as the case may be) or Universal Forest Products, Inc.
                           ("UFP"), respectively.

                  E. If any third party shall assert a claim against Buyer that, if successful, might result in a breach or default by Seller of this Agreement, Seller shall be given prompt written notice thereof and shall have the right to participate in the defense thereof and to have such claim defended, at its own expense, by counsel to be selected by Seller, and Buyer agrees not to compromise or settle such claim without the prior agreement of Seller. If any third party shall assert a claim against Seller that, if successful, might result in a breach or default by Buyer of the Agreement, Buyer shall be given prompt written notice thereof and shall have the right to participate in the defense thereof and to have such claim defended, at its sole expense, by counsel to be selected by Buyer, and Seller agrees not to compromise or settle such claim without the prior agreement of Buyer.


         17. DEFAULTS AND REMEDIES. Time is of the essence hereof. If any note or check received herein or any other payment due herein is not paid, honored, or tendered when due, or if any other material obligation herein is not performed as herein provided, there shall be the following remedies:

                  A. If Buyer is in Default. Seller may elect to treat this Agreement as terminated, in which event all payments and things of value received herein shall be forfeited by Buyer and retained by Seller, and Seller and Buyer shall then be released from any further obligations herein. In the alternative, Seller may elect to treat this Agreement as being in full force and effect, and Seller shall have the right to an action for specific performance or damages, or both. In addition, Buyer shall be prohibited from soliciting sales from any of Advanced's existing customers, or hiring any of Advanced's existing employees. This prohibition on competition shall extend to the state of Colorado for a period of three
                           (3) years from the date of Buyer's default as herein provided.

                  B. If Seller is in Default. Buyer may elect to treat this Agreement as terminated, in which case all payments and things of value received herein shall be returned to Buyer, and Buyer may recover such damages as may be proper. In the alternative, Buyer may elect to treat this Agreement as being in full force and effect, and Buyer shall have the right to an action for specific performance or damages, or both.

                  C. Fees and Costs. Anything to the contrary herein not withstanding, in the event of any litigation or other formal dispute resolution proceedings arising out of or related to this Agreement, the court or tribunal shall award to the prevailing party all reasonable costs and expenses, including reasonable attorneys fees.

         18.      MISCELLANEOUS.

                  A. Entire Agreement. This document and the exhibits and appendices hereto, including the Non-Competition and Employment Agreements set forth in Appendix 4, are herein called the Agreement and constitute the entire agreement between the parties.

                  B. Amendments. This Agreement may be amended or modified only by a document in writing, signed by each of the parties to this Agreement.

                  C. Successors and Assigns. This Agreement shall bind and benefit the parties and their respective successors and assigns.

                  D. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

                  E. Effective Date. This Agreement shall be effective as of the date set forth in the first paragraph to this Agreement.

                  F. Waiver. The failure of a party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained or available pursuant to applicable law, shall not be construed as a waiver or relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by a party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

                  G. Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

                   H. Counterparts. This Agreement and any attached Consents or Exhibits requiring signatures may be executed in counterparts, but all counterparts shall constitute but one and the same document.




                                 [Signatures follow on separate page.]

                                                     Buyer:
                                                     UNIVERSAL FOREST PRODUCTS
                                                     SOUTHWEST COMPANY, INC.

                                                     By: Elizabeth A. Bowman
                                                        ------------------------
                                                     Its: Treasurer
                                                         -----------------------

                                                     Seller:
                                                     ADVANCED COMPONENT
                                                     SYSTEMS, INC.,

                                                     By:  Brian Volkman
                                                        ------------------------
                                                     Its: Vice President
                                                         -----------------------

                                                     T.F. INVESTMENTS, L.L.C.

                                                     By: Brian Volkman
                                                        ------------------------
                                                     Its: Member/Manager
                                                         -----------------------

                                                     F.T.G. LEASING, INC.
                                                     By: Jeff Higgs
                                                        ------------------------
                                                     Its: Vice President
                                                         -----------------------

GUARANTORS:

UNIVERSAL FOREST PRODUCTS, INC.


By: Elizabeth A. Bowman
   ------------------------
Its: Treasurer
    -----------------------


By:  Stephen Anderson
   ------------------------
      STEPHEN ANDERSON


By:  Jeff Higgs
   ------------------------
      JEFF HIGGS


By:  Brian Volkman
   ------------------------
      BRIAN VOLKMAN